Exhibit 99.1

IMMEDIATE RELEASE

NEWS

March 17, 2005

NASDAQ-EVOL

EVOLVING SYSTEMS FILES PRELIMINARY PROXY WITH SEC

Company Recommends Stockholders Vote to Approve Increase in Authorized Shares
and Add Convertibility Feature to Its Long-Term Debt

These Actions Will Strengthen the Balance Sheet

and Support the Company’s Growth Strategy

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today announced that on March 11, 2005, it filed a preliminary proxy statement with the Securities and Exchange Commission for the upcoming annual stockholders’ meeting, tentatively scheduled for May 16, 2005.

Stockholders of record as of March 22, 2005, will be asked to vote on a number of items in this proxy.  In addition to election of two directors and ratification of the Board of Directors’ selection of the Company’s independent accounting firm, the Company will be asking its stockholders to vote on two important matters related to its November 2, 2004, acquisition of London-based Tertio Telecoms Limited.

First, stockholders will be asked to approve the exchange of the long-term seller financed notes issued in connection with the Tertio acquisition into convertible notes with a substantially lower interest rate.  As part of the consideration paid for Tertio, the Company issued $11,950,000 in long-term debt with an effective interest rate of approximately 12% and a maturity date of December 31, 2007.  In the upcoming proxy the Company is asking stockholders to approve the exchange of the long-term notes into convertible notes.  The currently outstanding notes plus accrued interest through May 16, 2005 totaling approximately $12.7 million, upon stockholder approval, would be exchanged for notes that would be convertible into approximately 3.8 million shares of the Company’s common stock at $3.296 per share.  The convertible notes would bear interest at the Federal Applicable Rate, which is currently 3.05%, resulting in a potential interest savings to Evolving Systems of approximately $1.9 million over the life of the notes.  Management believes the exchange of the notes will be accretive to earnings on a fully diluted basis.  In addition to the expense savings, the Company’s balance sheet would be improved should the notes be converted into the Company’s common stock.  Approval of this proposal will be important to the future financial strength and growth prospects of the Company.

The second related matter for consideration by the stockholders is an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of common stock.  The Company’s certificate of incorporation currently authorizes the issuance of 25,000,000 shares of common stock and 2,000,000 shares of preferred stock.  The Company is seeking to increase the number of authorized common shares to 50,000,000.  No change is being proposed to the authorized number of shares of preferred stock.  An increase in the number of authorized shares of common stock is necessary to have sufficient shares to complete the exchange of the long-term notes to convertible notes.  Management believes that the proposed increase in authorized common stock will also give the Company more flexibility with respect to future growth.

The Company expects to mail its Definitive Proxy and report on Form 10-K to stockholders in early April 2005, at which time a final date and location for the 2005 Annual Stockholders’ Meeting will be announced.

Management encourages all stockholders to promptly cast their votes in favor of each of the proposals upon receipt of the Definitive Proxy Statement.  The Company has engaged the firm of D.F. King & Co., Inc. to assist with soliciting proxies and will be providing a toll-free number for stockholders who need assistance in casting their votes.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in 37 countries worldwide. Its portfolio includes market-leading solutions for Service Activation, Mediation & Assurance and Numbering Solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, Italy, India and Malaysia. Further information at www.evolving.com

CAUTIONARY STATEMENTS

Evolving Systems has filed a preliminary proxy statement with the Securities and Exchange Commission. Investors can obtain free copies of the preliminary proxy statement, as well as other filings containing information about Evolving Systems, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Evolving Systems by directing a request to Evolving Systems, Inc., Attn: Investor Relations, 9777 Mt. Pyramid Court, Suite 100, Englewood, Colorado, 80112, Phone (303) 802-1000.  Investors are urged to read the definitive proxy statement and other materials when they become available because they will contain important information. The Company intends to mail the definitive proxy statement to shareholders on or about April 4, 2005.

Evolving Systems, its directors and executive officers, other members of management and employees of Evolving Systems, as well as representatives of D.F. King & Co., Inc., may be deemed to be participants in the solicitation of proxies from Evolving Systems’

shareholders. Information regarding Evolving Systems’ directors and executive officers is available in Evolving Systems’ proxy statement for its 2004 annual meeting of shareholders, filed on April 5, 2004, which may be obtained without charge at the SEC’s Internet site (http://www.sec.gov).

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the conversion of the Company’s long-term notes to convertible notes and the proposed increase in the Company’s authorized shares of common stock, as well as the Company’s growth strategies are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2004, as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Dan La Russo
Pfeiffer High Investor Relations, Inc.	Ogilvy Public Relations Worldwide
303.393.7044	212.880.5315
jay@pfeifferhigh.com	dan.larusso@ogilvypr.com